                                 EXHIBIT 11.1

                                CONSILIUM, INC.

                  COMPUTATION OF NET INCOME (LOSS) PER SHARE
                                  (Unaudited)
               (Amounts in thousands, except per share amounts)


                                                Three Months Ended
                                                      July 31,
                                               ----------------------
                                                 1996          1995
                                               --------      --------
Primary and fully diluted
     earnings per share:

Weighted average number of
     shares outstanding                          7,838          7,598

Weighted average number of shares
     computed using the treasury
     stock method (1)                             --              474
                                                ------         ------
Weighted average number of shares
     outstanding, as adjusted                    7,838          8,072
                                                ======         ======

Net income (loss)                               $ (533)        $  215
                                                ======         ======

Net income (loss) per share                     $(0.07)        $ 0.03
                                                ======         ======

(1) Stock options have not been included in calculation of loss per share for 1996 as their effect would be anti-dilutive.

Note: There is no material difference in the calculation of primary and fully diluted income per share.